UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 17, 2007

FRONTIER FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington	000-15540	91-1223535
State of other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification Number)

332 SW Everett Mall Way, Everett, Washington 98204
(Address of principal executive offices, including Zip Code)
(425) 514-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On January 17, 2007, Frontier Financial Corporation (“Frontier”) and its bank subsidiary, Frontier Bank, entered into a change of control agreement with its Chief Executive Officer. The purpose of the agreement is to encourage continued service in the event of a change of control, to assure continuity of management, and to ensure continued loyalty to maximize shareholder value as well as the continued safe and sound operation of Frontier and Frontier Bank.

The agreement generally provides that in the event of a termination of employment in connection with, or within 24 months after, a change of control of Frontier or Frontier Bank, for reasons other than cause, the executive will receive a lump sum payment seven months after the discontinuance of employment in an amount equal to two times annual W-2 compensation before salary deferrals (excluding any gains from stock-based compensation) less statutory payroll deductions, and will continue to be covered by applicable medical and dental plans for 24 months following termination of employment. In the event an executive, after attaining age 60, voluntarily retires within 12 months following a change of control, the executive shall receive a lump sum payment equal to the annual W-2 compensation before salary deferrals (excluding any gains from stock-based compensation), and will continue to be covered by applicable medical and dental plans for 12 months following termination of employment.

In the event an executive receives severance benefits under the agreement, the executive will generally be restricted by a non-competition and non-solicitation period of two years following termination of employment, all as set forth in the agreement.

The form of the change of control agreement, the terms of which supersede the summary set forth above, is attached as Exhibit 10.1 to this report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
10.1	Form of Change of Control Agreement dated January 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:	January 18, 2007

By:	/s/ Robert J. Dickson
Its:	Chairman of the Board

Exhibit Table

Exhibit No.	Description

10.1	Form of Change of Control Agreement dated January 17, 2007